EXHIBIT 99.1
Item 6. Selected Financial Data.
As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

(Unaudited)	2020 [1]	2019 [2]	2018 [3]	2017 [4]	2016 [5]
(Dollar amounts in millions, except per share data)
Summary of Operations
Net Trade Sales from Continuing Operations	$4,280	$4,753	$4,270	$3,944	$3,750
Earnings from Continuing Operations	253	314	324	308	375
Earnings (loss) from Discontinued Operations, net of tax	—	—	—	(1)	19
Net Earnings attributable to Leggett & Platt, Inc. common shareholders	253	314	324	307	394
Earnings per share from Continuing Operations
Basic	1.86	2.33	2.41	2.27	2.72
Diluted	1.86	2.32	2.39	2.25	2.68
Earnings (Loss) per share from Discontinued Operations
Basic	—	—	—	(.01)	.14
Diluted	—	—	—	(.01)	.14
Net Earnings per share
Basic	1.86	2.33	2.41	2.26	2.86
Diluted	1.86	2.32	2.39	2.24	2.82
Cash Dividends declared per share	1.60	1.58	1.50	1.42	1.34
Summary of Financial Position
Total Assets	$4,800	$4,855	$3,448	$3,593	$3,012
Long-term Debt, including finance leases	$1,849	$2,067	$1,168	$1,098	$956
    All amounts are presented after tax.
1    Earnings from Continuing Operations for 2020 includes a $25 million goodwill impairment charge; a $6 million charge for note impairment; a $3 million stock write-off from a prior year divestiture; a $6 million charge for restructuring; and decreases from the impact of lower sales, primarily from pandemic-related economic declines across most of our businesses.

2    In January 2019, we acquired ECS for approximately $1.25 billion and increased our debt levels as discussed in Note R on page 55 and Note J on page 33 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K. Earnings from Continuing Operations for 2019 includes a $9 million charge for restructuring; and a $1 million charge for ECS transaction costs.

3    Earnings from Continuing Operations for 2018 includes a $19 million charge for restructuring; a $12 million charge for note impairment; a $6 million charge for ECS transaction costs; and a $2 million benefit associated with Tax Cuts and Jobs Act (TCJA).
4    Earnings from Continuing Operations for 2017 includes a $50 million charge associated with TCJA; $13 million of net gains on sales of a business and real estate; an $8 million tax benefit from a divestiture; a $10 million pension settlement charge; and a $3 million charge for an impairment of a wire business.

5    Earnings from Continuing Operations for 2016 includes $17 million of gains on sales of businesses; a $3 million goodwill impairment charge; and a $5 million gain on a foam litigation settlement. Discontinued operations primarily consists of a gain on a foam litigation settlement.
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